Exhibit 99.1

                    [LETTERHEAD OF FIDELITY FEDERAL BANCORP]

Contacts:   Donald R. Neel, President              (812) 429-0550, ext. 3301
            Mark A. Isaac, VP and Controller       (812) 429-0550, ext. 3319

For Immediate Release                              July 12, 2002


                   FIDELITY FEDERAL SIGNS LETTER OF INTENT TO
                 SELL WHOLLY-OWNED AFFORDABLE HOUSING SUBSIDIARY
                      AND RELATED AFFORDABLE HOUSING ASSETS

Fidelity Federal Bancorp (NASDAQ:FFED) announced today that it has entered into a non-binding letter of intent to sell all of the stock of its wholly-owned subsidiary, Village Housing Corporation, and the assets related to its affordable housing line of business to Pedcor Funding Corporation. Village Housing Corporation is the general partner of seventeen affordable housing partnerships.

The proposed purchaser, Pedcor Funding, is a company controlled by Bruce A. Cordingley, Gerald K. Pedigo, and Phillip J. Stoffregen, directors of Fidelity Federal and members of a group which beneficially owns, including stock options and warrants, approximately 60.7% of Fidelity Federal's issued and outstanding stock.

The proposed transaction would be subject to the approval and execution of a definitive agreement by the independent members of the Board of Directors of Fidelity Federal and United Fidelity Bank, and the Board of Directors of Pedcor Funding; receipt of all required regulatory approvals; and receipt of a fairness opinion by Fidelity Federal that the transaction is fair, from a financial point of view, to Fidelity Federal and United Fidelity Bank.

The proposed transaction, if completed, is expected to have a sale price of approximately $2.0 million in cash and notes. It is expected to result in a consolidated after-tax loss under GAAP of approximately $150,000 to $300,000, which would consist of a gain from the sale of the affordable housing assets held by Village Housing Corporation, offset by the loss resulting from the sale of an income tax receivable. Fidelity Federal does not anticipate that it would be able to utilize the benefits from the income tax receivable for several years. Because a substantial portion of this income tax receivable had been previously written off for regulatory capital purposes, completion of the transaction would result in an increase in regulatory capital for United Fidelity Bank. Fidelity Federal also would write-off intangible assets related to the affordable housing line of business, resulting in an additional consolidated after-tax charge under GAAP of approximately $500,000 to $700,000. As a result of writing off these intangible assets, Fidelity Federal could then eliminate an annual amortization expense of approximately $120,000 on an after-tax basis.


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Donald R. Neel, President of Fidelity Federal, stated, "Completion of this proposed transaction would increase regulatory capital for United Fidelity Bank, reduce the Company's deferred tax asset, and allow us to further sharpen our focus on community banking activities. We also believe this transaction will improve the overall risk profile of the organization by the elimination of the contingent liability associated with the ownership of the affordable housing general partnership interests."

This news release contains forward-looking statements that are based upon Fidelity Federal's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are the successful completion of the sale of Fidelity Federal's subsidiary and related assets, the final terms of the definitive agreement with respect to the proposed sale of Fidelity Federal's subsidiary and related assets, satisfaction of all conditions necessary to complete the proposed transaction, including receipt of regulatory approvals and the required fairness opinion, and the impact of United Fidelity Bank's Supervisory Agreement with the Office of Thrift Supervision. Other risks and uncertainties include economic conditions generally and in the market areas of Fidelity Federal and United Fidelity Bank.

Fidelity Federal is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. Fidelity Federal's stock, which is quoted on NASDAQ under the symbol FFED, closed at $2.20 on July 12, 2002.